Exhibit 99.1

Contact:
Media Relations	Nicholas Manganaro
CRA International	Sharon Merrill Advisors
media@crai.com	crai@investorrelations.com
617-425-6453	617-542-5300

Charles River Associates (CRA) Announces CFO Transition

BOSTON—(BUSINESS WIRE)—Charles River Associates (NASDAQ: CRAI), a worldwide leader in providing economic, financial, and management consulting services, today announced that Daniel Mahoney, CRA’s Chief Financial Officer, will transition out of his role to a new opportunity outside of the consulting industry, effective April 11, 2025. Chad Holmes, CRA’s Chief Corporate Development Officer and former CFO, will serve as interim CFO while the Company conducts a search for a permanent replacement, which is being supported by a leading executive search firm.

“On behalf of our Board of Directors and the entire senior management team, I want to thank Dan for his financial leadership and for his many contributions over the past five years,” said CRA President and Chief Executive Officer Paul Maleh. “CRA’s market and financial position has never been stronger and 2024 was our seventh consecutive year of record annual revenue.”

“It has been a privilege to work with Paul, Chad, and the entire CRA corporate team, and I am extremely proud of all that we have accomplished,” said Mr. Mahoney. “CRA’s consistently strong performance reflects the quality, breadth and dedication of its extraordinary consultants and the services they provide to CRA clients. I look forward to working with Chad and the entire CRA team to ensure a smooth transition.”

Mr. Holmes joined CRA in 2004 and has served as the Company's Chief Corporate Development Officer since 2020. He has been a member of the senior management team since 2009 and an Executive Vice President since 2014. From 2014 to 2020, he served as CRA’s CFO and Treasurer.

About Charles River Associates (CRA)

Charles River Associates® is a leading global consulting firm specializing in economic, financial, and management consulting services. CRA advises clients on economic and financial matters pertaining to litigation and regulatory proceedings, and guides corporations through critical business strategy and performance-related issues. Since 1965, clients have engaged CRA for its unique combination of functional expertise and industry knowledge, and for its objective solutions to complex problems. Headquartered in Boston, CRA has offices throughout the world. Detailed information about Charles River Associates, a registered trade name of CRA International, Inc., is available at www.crai.com. Follow us on LinkedIn, Instagram, and Facebook.

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